PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
                                                   Registration number 333-65278

                                                         [LOGO RADIO ONE, INC.]


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                         We are offering to exchange:

        up to $300,000,000 of our new 8 7/8% Senior Subordinated Notes
                              due 2011, series B

                                      for

  a like amount of our outstanding 8 7/8% Senior Subordinated Notes due 2011.

                       Material Terms of Exchange Offer

 .   There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

 .   Expires 5:00 p.m., New York City time, November 9, 2001, unless extended.

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   For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 7 of this prospectus.

   Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               October 10, 2001

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Cautionary Note Regarding Forward-Looking Statements.......................   6
Risk Factors...............................................................   7
Exchange Offer; Registration Rights........................................  15
Use of Proceeds............................................................  22
Capitalization.............................................................  23
Selected Historical Consolidated Financial Data............................  24
Description of Indebtedness................................................  25
Description of Notes.......................................................  27
Certain U.S. Federal Income Tax Considerations.............................  68
Plan of Distribution.......................................................  72
Legal Matters..............................................................  72
Independent Public Accountants.............................................  73
Incorporation by Reference.................................................  73

                               ----------------

   We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus or to which we have referred you. You must not rely on any unauthorized information or representations.

   The market data incorporated by reference into this prospectus, including information relating to our relative position in the industry, is based on internal surveys, market research, publicly available information and industry publications. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them, and we cannot guarantee the accuracy or completeness of this information.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before you make an investment decision. You should carefully read this entire prospectus, including the "Risk Factors" section, and the documents we have referred you to, including the documents incorporated herein by reference, before making your investment decision.

                                RADIO ONE, INC.

   Radio One was founded in 1980 and is one of the largest radio broadcasting companies in the United States. We are also the largest radio broadcasting company in the United States primarily targeting African-Americans.

   Our strategy is to expand within our existing markets and into new markets that have a significant African-American presence. We believe radio broadcasting primarily targeting African-Americans has significant growth potential. We also believe that we have a competitive advantage in the African-American market and the radio industry in general, due to our primary focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.

   Radio One is led by our Chairperson and co-founder, Catherine L. Hughes, and her son, Alfred C. Liggins, III, our Chief Executive Officer and President, who together have over 40 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully executed a strategy of acquiring and turning around underperforming radio stations.

   Our principal executive offices are located at 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706 and our telephone number is (301) 306-1111.

   For a description of our business, please see our Amended Annual Report on Form 10-K/A for the year ended December 31, 2000, which is incorporated by reference into this prospectus. The description of our business contained in our Amended Annual Report on Form 10-K/A for the year ended December 31, 2000, has been and will be updated and superseded by later filings we make with the SEC that are incorporated by reference into this prospectus.

                         Summary of the Exchange Offer

The Initial Offering of
Outstanding Notes.......
                          We sold the outstanding notes on May 18, 2001 to Banc of America Securities LLC, Credit Suisse First Boston Corporation, Deutsche Bank Alex. Brown Inc., Blaylock & Partners, L.P., First Union Securities, Inc., Morgan Stanley & Co. Incorporated and TD Securities
                          (USA) Inc. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Registration Rights       In connection with the initial sale of the
Agreement...............  outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 150 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer......  We are offering to exchange the exchange notes, which have been registered under the Securities Act for your outstanding notes, which were issued on May 18, 2001 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.................  We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                          . the exchange notes are being acquired in the ordinary course of your business;

                          . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                          .  you are not an affiliate of ours.

                          If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                          Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date.............  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on October 10, 2001.

Expiration Date.........  The exchange offer will expire at 5:00 p.m., New York
                          City time, November 9, 2001, unless we decide to extend the expiration date.

Conditions to the
Exchange Offer..........
                          The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for
Tendering Outstanding
Notes...................  We issued the outstanding notes as global securities.
                          When the outstanding notes were issued, we deposited the global notes representing the outstanding notes with The Bank of New York (formerly United States Trust Company of New York), as custodian for The Depository Trust Company, known as DTC, as book-entry depositary. DTC issued a certificateless depositary interest in each global note we deposited with it, which represents a 100% interest in the outstanding notes. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in DTC through the certificateless depositary interest, are shown on records maintained in book-entry form by DTC.

                          You may tender your outstanding notes through book-entry transfer in accordance with DTC's Automated Tender Offer Program, known as ATOP. To tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See "Exchange Offer; Registration Rights--Procedures for Tendering Outstanding Notes" for more information.

                          Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to the exchange agent. See "Exchange Offer; Registration Rights--Exchange Agent" for more information.

Special Procedures for
Beneficial Owners.......
                          If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights.......  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on November 9, 2001.

Federal Income Tax
Considerations..........
                          The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds.........  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent..........  The Bank of New York (formerly United States Trust
                          Company of New York) is serving as the exchange agent in connection with the exchange offer.

                     Summary of Terms of the Exchange Notes

   The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term "Notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer..................  Radio One, Inc.

Securities Offered......  $300.0 million in principal amount of 8 7/8% Senior
                          Subordinated Notes due 2011, series B.

Maturity................  July 1, 2011.

Interest................  Annual rate: 8 7/8%. Payment frequency: every six months on January 1 and July 1. First payment:
                          January 1, 2002.

Ranking.................  The exchange notes and the guarantees are senior subordinated obligations. Accordingly, they will rank:

                             . behind all of our and our guarantors' existing and future senior debt;

                             . equally with all of our and our guarantors' existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the Notes; and

                             . ahead of any of our and our guarantors' future debt that expressly provides that it is subordinated to the Notes.

                          Assuming we had completed the transactions described under "Capitalization", as of June 30, 2001, the Notes would have been subordinated to approximately $531.5 million of senior debt. No debt of ours having an equal ranking with the Notes and the guarantees or which is subordinate to the Notes and the guarantees was outstanding as of June 30, 2001.

Guarantees..............  The exchange notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries. If we cannot make payments on the Notes when they are due, our guarantors must make them instead.

Optional Redemption.....  On or after July 1, 2006, we may redeem some or all of the Notes at any time at the redemption prices listed under "Description of Notes--Optional Redemption."

                          Prior to July 1, 2004, we may redeem up to 35% of the Notes with the proceeds of qualified equity offerings at the redemption price listed under "Description of Notes--Optional Redemption."

Mandatory Offer to        If we sell certain assets or experience specific
Repurchase..............  kinds of changes in control, we must offer to repurchase the Notes at the prices listed under "Description of Notes--Repurchase at the Option of Holders."

Certain Covenants.......  The Indenture governing the Notes will, among other things, restrict our ability and the ability of our subsidiaries to:

                             .  incur or guarantee additional indebtedness;

                             . pay dividends or distributions on, or redeem or repurchase, capital stock;

                             .  make investments;

                             .  issue or sell capital stock of subsidiaries;

                             .  engage in transactions with affiliates;

                             .  incur liens;

                             .  transfer or sell assets; and

                             .  consolidate, merge or transfer all or
                                substantially all of our assets.

                          The Indenture under which the outstanding notes were issued will govern the exchange notes.

                          For more details, see "Description of Notes."

   You should refer to "Risk Factors" for an explanation of certain risks of investing in the Notes.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Radio One's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                                  RISK FACTORS

   Before you participate in the exchange offer, you should carefully consider the following factors in addition to the other information contained in this prospectus.

                    Risks Associated with the Exchange Offer

Because there is no public market for the Notes, you may not be able to resell your Notes.

   The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  .  the liquidity of any trading market that may develop;

  .  the ability of holders to sell their exchange notes; or

  . the price at which the holders would be able to sell their exchange notes.

   If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

   We understand that the initial purchasers presently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

   In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offer; Registration Rights."

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

   We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange.

If you do not exchange our outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions, and you may not be able to sell your outstanding notes.

   We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

                           Risks Related to the Notes

Substantial Leverage--Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the Notes.

   We have a significant amount of indebtedness. The data set forth below reflects our indebtedness as of June 30, 2001 on a pro forma basis (dollars in millions):

   Total indebtedness................................................. $  831.5
   Stockholders' equity...............................................  1,093.1
                                                                       --------
   Total capitalization............................................... $1,924.6
                                                                       ========
   Debt to total capitalization ratio.................................     43.2%

   Pursuant to the covenants of our bank credit facility we would be permitted to incur an additional $22.1 million of indebtedness.

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

  . require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  . limit our flexibility in planning for and reacting to changes in our business and our industry that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

  . place us at a disadvantage compared to our competitors that have less debt.

   Any of the above listed factors could materially adversely affect us. See "Description of Notes--Repurchase at Option of Holders--Change of Control" and "Description of Indebtedness."

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

   Our ability to pay the principal of and interest on the Notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors and other factors beyond our control.

   We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under our bank credit facility in the future will depend on our meeting the financial covenants in the agreements governing this facility, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our bank credit facility, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. See "Description of Notes" and "Description of Indebtedness."

Subordination--Your right to receive payment on the Notes and the guarantees is junior to all of our and the guarantors' senior debt.

   The Notes are general unsecured obligations, junior in right of payment to all of our existing and future senior debt and that of each guarantor, including obligations under our bank credit facility. The Notes are not secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now, including all of the borrowings under our credit facilities, or may incur in the future to the extent of the value of the assets securing that debt.

   In the event that Radio One or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the Notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to the Notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes may receive less, proportionally, than the holders of debt senior to the Notes and the guarantees. The subordination provisions of the Indenture governing the Notes also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under our senior debt. See "Description of the Notes--Subordination."

   As of June 30, 2001, on a pro forma basis, the Notes and the guarantees were ranked junior to $531.5 million of senior debt. In addition, the Indenture governing the Notes and the credit agreement governing our bank credit facility permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See "Description of Notes--Certain Covenants" and "Description of Indebtedness."

Restrictive Covenants--The Indenture for the Notes and the credit agreement governing our bank credit facility contain various covenants that limit our management's discretion in the operations of our business.

   The Indenture governing the Notes and the credit agreement governing our bank credit facility contain various provisions that limit our management's discretion by restricting our ability to:

  .  incur additional debt and issue preferred stock;

  .  pay dividends and make other distributions;

  .  make investments and other restricted payments;

  .  create liens;

  .  sell assets; and

  .  enter into certain transactions with affiliates.

   These restrictions on our management's ability to operate our business in accordance with its discretion could have a material adverse effect on our business.

   In addition, our bank credit facility requires that we maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and we cannot assure you that we will meet them.

   If we default under any financing agreements, our lenders could:

  . elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

  . terminate their commitments, if any, to make further extensions of credit.

   If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our bank credit facility consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the Notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the Notes, or to repay the Notes in full after we pay our senior secured lenders to the extent of their collateral. See "Description of Indebtedness" and "Description of Notes."

Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the Notes and require our Noteholders to return payments received from guarantors.

   Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the Notes or a guarantee could be subordinated to all of our other debts or all other debts of a guarantor if, among other things, we or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or we or the guarantor were engaged in a business or transaction for which our or the guarantors' remaining assets constituted unreasonably small capital, or we or the guarantor intended to incur or believed that we or it would incur, debts beyond our or its ability to pay those debts as they mature. In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which we and they are engaged and will not have incurred debts beyond our or their ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

Price Volatility--The trading price of the Notes may be volatile.

   The trading price of the Notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. This volatility may adversely affect the market price of the Notes.

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture for the Notes.

   If a change of control occurs, you will have the right to require us to repurchase any or all of your Notes at a price equal to 101% of the principal amount thereof, together with any interest we owe you. Upon a change of control, we also may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under the senior credit facility and any other indebtedness or preferred stock then outstanding. We cannot assure you that we would be able to repay amounts outstanding under the senior credit facility or obtain necessary consents under the facility to purchase the Notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing may be on terms unfavorable to us. If we fail to repurchase the Notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the Indenture governing the Notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

                           Risks Related to Radio One

Competition for Advertising Revenue--We compete for advertising revenue against radio stations and other media, many of which have greater resources than we do, and if we are unable to maintain or grow our advertising revenue share, our business and operating results may be adversely affected.

   In the competitive broadcasting industry, the success of each of our radio stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcasting area, we cannot be sure that any of our stations can maintain or increase its current audience ratings or market share, or that advertisers will not decrease the amount they spend on advertising.

   Our advertising revenue may suffer if any of our stations cannot maintain its audience or market share. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenues directly with other radio stations, and some of the owners of those competing stations have greater resources than we do. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. In addition, our stations also compete with other media such as broadcast and cable television, newspapers, magazines, direct mail, music videos, the Internet and outdoor advertising, some of which may be controlled by horizontally-integrated companies. We also anticipate that our stations will soon compete with satellite-based radio services, including Sirius Satellite Radio and XM Satellite Radio.

Decline in Level of Advertising Spending--An economic downturn that impacts business sectors which advertise heavily on radio could result in a reduction in advertising spending in those sectors, and could have a negative impact on our advertising revenue and business.

   We believe that advertising is a discretionary business expense, meaning that spending on advertising may decline during economic recession or downturn. Consequently, a recession or downturn in the United States economy or the economy of an individual geographic market in which we own or operate stations could adversely affect our advertising revenue and, therefore, our results of operations. Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector's spending represents a significant portion of our advertising revenues, any reduction in its expenditures may affect our revenue.

   In recent months the radio industry has been experiencing negative year over year advertising revenue growth, primarily as a result of the downturn in the overall economy. A number of business sectors that traditionally have been heavy radio advertisers, including the automotive, retail sales and television broadcast industries, as well as Internet businesses which in recent years become significant radio advertisers, have been adversely affected by the general economic slowdown. While we have continued to experience positive year over year advertising revenue growth, if the factors that have contributed to the radio industry's overall negative advertising revenue growth persist or worsen, our advertising growth rate could be affected.

Integration of Acquisitions--We may have difficulty integrating the operations, systems and management of the stations that we have recently acquired or agreed to acquire. Our failure to successfully integrate acquired stations could have a material adverse effect on our business and operating results.

   From January 1, 2000 through September 30, 2001, we acquired or agreed to acquire and/or operate 45 radio stations, including 16 stations that we own and/or operate as the result of the August 10, 2001 consummation of our acquisition of Blue Chip Broadcasting, Inc., and we expect to make acquisitions of other stations and station groups in the future.

   We cannot assure you that we will be able to integrate successfully the operations, systems or management acquired in the Blue Chip acquisition, or any other operation, systems or management that might be acquired in the future. The recent consummation of the Blue Chip acquisition will require us to manage a significantly larger and geographically more diverse radio station portfolio than historically has been the case. Our failure to integrate and manage newly acquired stations successfully could have a material adverse effect on our business and operating results. In addition, in the event that the operations of a new station do not meet our expectations, we may restructure or write-off the value of some portion of the assets of the new station.

Risks of Acquisition Strategy--If we are unable to successfully execute our acquisition strategy, our business may not grow as expected.

   We intend to grow by acquiring radio stations primarily in top 50 African-American markets. However, we may not successfully identify and consummate future acquisitions, and stations that we do acquire may not increase our broadcast cash flow or yield other anticipated benefits.

   Our failure to execute our acquisition strategy successfully could have a material adverse effect on our business and operating results, and on the value of our common stock.

Dependence on Key Personnel--The loss of key personnel, including on air-talent, could disrupt the management and operation of our business.

   Our business depends upon the continued efforts, abilities and expertise of our executive officers, including our chief executive officer, chief financial officer, chief operating officer and general counsel, and other key employees, including on-air personalities. We believe that the unique combination of skills and experience possessed by our executive officers would be difficult to replace, and that the loss of any one of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. Additionally, our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. We cannot be assured that these individuals will remain with our radio stations or will retain audiences.

Controlling Stockholders--Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which Radio One's common stockholders may vote, and their interests may conflict with yours.

   Catherine L. Hughes and her son, Alfred C. Liggins, III, collectively hold approximately 55.9% of the outstanding voting power of Radio One's common stock. As a result, Ms. Hughes and Mr. Liggins will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One's debt instruments require that Ms. Hughes and Mr. Liggins maintain specified ownership and voting interests in Radio One, and prohibit other parties' voting interests from exceeding specified amounts. Ms. Hughes and Mr. Liggins have agreed to vote their shares together in elections of members of the board of directors.

Technology Changes, New Services and Evolving Standards--We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

  . Audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

  . Satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

  . In-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

   We have entered into a programming agreement with a satellite digital audio radio service, and have also invested in a developer of digital audio broadcast technology and two Internet content providers. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

Government Regulation--Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

   Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times from October 1, 2003 to August 1, 2006. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if Radio One or any of our stockholders, officers, or directors violates the FCC's rules and regulations or the Communications Act of 1934, as amended, or is convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

   The radio broadcasting industry is subject to extensive and changing federal regulation, as described in greater detail in our reports filed with the SEC. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of the capital stock of Radio One.

Antitrust Matters--We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets, which could affect the implementation of our acquisition strategy.

   An important part of our growth strategy is the acquisition of additional radio stations. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission or the Department of Justice, may investigate certain acquisitions. After the passage of the Telecommunications Act of 1996, the Department of Justice became more aggressive in reviewing proposed acquisitions of radio stations. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. The Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

   We cannot predict the outcome of any specific Department of Justice or FTC investigation. Any decision by the Department of Justice or FTC to challenge a proposed acquisition could affect our ability to consummate an acquisition or to consummate it on the proposed terms. For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Act requires the parties to file Notification and Report Forms concerning antitrust issues with the Department of Justice and the FTC and to observe specified waiting period requirements before consummating the acquisition. If the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including restructuring the proposed acquisition or divesting assets. In addition, the investigating agency could file suit in federal court to enjoin the acquisition or to require the divestiture of assets, among other remedies. Acquisitions that are not required to be reported under the Hart-Scott-Rodino Act may be investigated by the Department of Justice or the FTC under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws. As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that local marketing agreements, joint sales agreements, time brokerage agreements and other similar agreements customarily entered into in connection with radio station transfers could violate the Hart-Scott-Rodino Act if such agreements take effect prior to the expiration of the waiting period under the Hart-Scott-Rodino Act. Furthermore, the Department of Justice has noted that joint sales agreements may raise antitrust concerns under Section 1 of the Sherman Act and has challenged joint sales agreements in certain locations. As indicated above, the Department of Justice also has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the Department of Justice has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed these benchmarks.

   Similarly, the FCC staff has adopted procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market. In March 2001, however, the FCC Commissioners expressed their intent to eliminate delays in the staff's review of transactions that might involve concentration of market share but are otherwise consistent with the radio ownership limits set forth in the Communications Act.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

   The issuer, the guarantors and the initial purchasers entered into a registration rights agreement in connection with the original issuance of the Notes. The registration rights agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the Notes:

  . within 60 days after the date on which the outstanding notes were issued, we will file the exchange offer registration statement, of which this prospectus is a part, relating to the exchange offer. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions;

  . we will cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date on which the outstanding notes were issued; and

  . we will keep the exchange offer open for at least 30 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders.

   For each of the outstanding notes surrendered in the exchange offer, the holder who surrendered the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of (1) the last interest payment date on which interest was paid on the outstanding note surrendered and (2) if no interest has been paid on the outstanding note, from the date on which the outstanding notes were issued. If the note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange, interest will accrue from that interest payment date.

   Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes will be freely transferable by holders of the notes, other than our affiliates, after the exchange offer without further registration under the Securities Act. However, each holder that wishes to exchange its outstanding notes will be required to make the following representations:

  . any exchange notes to be received by the holder will be acquired in the ordinary course of its business;

  . at the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes in violation of the Securities Act;

  . the holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act;

  . if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in the distribution of exchange notes; and

  . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

   We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and any other persons with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

   We will be required to file a shelf registration statement covering resales of the outstanding notes if:

  (1) we are not required to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

  (2) in some circumstances, the holders of unregistered exchange notes so request.

If obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 150 days after such obligation arises.

   In addition, we have agreed to use our best efforts to keep effective the shelf registration statement for a period of two years (or the time when all of the applicable notes have been sold under the shelf registration statement).

   If we fail to comply with any of the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then, as liquidated damages, commencing on the day after the required filing date, we will pay additional interest in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by a holder.

   The amount of liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of liquidated damages for all failures of $0.50 per week per $1,000 principal amount of Notes.

   Following the consummation of the exchange offer, holders of the outstanding notes who were eligible to participate in the exchange offer but who did not tender its outstanding notes will not have any further registration rights and the outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  (1) the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

  (2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

  (3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the Indenture.

   As of the date of this prospectus, $300,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on October 5, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

   We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

   If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

   Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" will mean 5:00 p.m., New York City time, on November 9, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

   The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on October 1, 2001. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

   Interest on the exchange notes is payable semi-annually on each January 1 and July 1, commencing on July 1, 2001.

Procedures for Tendering

   Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

   The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

   By executing the letter of transmittal, each holder will make to us the representations set forth above under the heading "Exchange Offer; Registration Statement."

   The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

   The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

   Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered
(1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A) the tender is made through a member firm of the Medallion System;

  (B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C) the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1) specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

   If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "--Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

   The Bank of New York (formerly United States Trust Company of New York) has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:


  By Registered or Certified Mail:            Overnight Courier and by Hand
                                                     Delivery after
                                            4:30 p.m., New York City time, on
                                                  the expiration date:


        The Bank of New York                      The Bank of New York
 c/o United States Trust Company of        c/o United States Trust Company of
              New York                                  New York
P. O. Box 112, Bowling Green Station           30 Broad Street, 14th Floor
       New York, NY 10274-0084                   New York, NY 10004-2304


By Hand Prior to 4:30 p.m., New York         By Accredited Investors Holding
             City time:                        Physical Securities the By
                                          Registered or Certified Mail address
                                                           is:


        The Bank of New York                      The Bank of New York
 c/o United States Trust Company of        c/o United States Trust Company of
              New York                                  New York
      30 Broad Street, B-Level                         P.O. Box 84
       New York, NY 10004-2304                    Bowling Green Station
                                                 New York, NY 10074-0084


           For Information Telephone (call toll-free): (800) 548-6565

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

   We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

   The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1) to us upon redemption thereof or otherwise;

  (2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

   With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

                                 CAPITALIZATION

   The table below sets forth our cash, cash equivalents and capitalization as of June 30, 2001, on an actual basis and on a pro forma basis giving effect to the transactions identified below:

  .  the pending acquisitions of:

    -- WJMO-FM (formerly WPLZ-FM), WCDX-FM, WPZE-FM and WGCV-AM in
       Richmond;

    -- Blue Chip Broadcasting, Inc.; and

    -- WPEZ-FM in Atlanta (pro forma balance sheet only); and

  .  the offering of the outstanding notes to the initial purchasers.

   The information in this table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in, or incorporated by reference into, this prospectus.

                                                         As of June 30, 2001
                                                        -----------------------
                                                                     Pro Forma
                                                          Actual    (unaudited)
                                                        ----------  -----------
                                                            (in thousands)
Cash and cash equivalents.............................. $    9,519  $    2,001
                                                        ==========  ==========
Long-term debt (including current portion):
Bank credit facility...................................    350,000     531,394
8 7/8% Senior Subordinated Notes.......................    300,000     300,000
Other long-term debt...................................         57         119
                                                        ----------  ----------
  Total debt...........................................    650,057     831,513
                                                        ----------  ----------
Stockholders' equity:
Preferred stock........................................         --          --
Common stock...........................................         89          89
Stock subscriptions receivable.........................    (30,110)    (30,110)
Accumulated comprehensive income adjustments...........     (6,570)     (6,570)
Additional paid-in capital.............................  1,127,515   1,209,215
Accumulated deficit....................................    (79,551)    (79,551)
                                                        ----------  ----------
  Total stockholders' equity...........................  1,011,373   1,093,073
                                                        ----------  ----------
  Total capitalization................................. $1,661,430  $1,924,586
                                                        ==========  ==========

                      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA




   The following table contains selected historical consolidated financial data with respect to Radio One. The selected historical consolidated financial data have been derived from the Consolidated Financial Statements of Radio One for each of the fiscal years for the five year period ended December 31, 2000, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data for the six months ended June 30, 2000 and 2001 have been derived from the unaudited consolidated financial statements incorporated by reference into this prospectus. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Radio One included in documents incorporated by reference into this prospectus.


   The following table includes information regarding broadcast cash flow and EBITDA. Broadcast cash flow consists of operating income before depreciation, amortization, local marketing agreement fees and corporate expenses. EBITDA consists of operating income before depreciation, amortization, local marketing agreement fees and non-cash compensation charges. Although broadcast cash flow and EBITDA are not measures of performance or liquidity calculated in accordance with GAAP, we believe that these measures are useful to an investor in evaluating Radio One because these measures are widely used in the broadcast industry as a measure of a radio broadcasting company's performance. Nevertheless, broadcast cash flow and EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Moreover, because broadcast cash flow and EBITDA are not measures calculated in accordance with GAAP, these performance measures are not necessarily comparable to similarly titled measures employed by other companies.


                                                                              Six Months Ended
                              Fiscal Years Ended/(1)/ December 31,             June 30,/(1)/
                          -------------------------------------------------   ----------------
                            1996      1997      1998      1999      2000       2000      2001
                          --------  --------  --------  --------  ---------  --------  ---------
                                          (in thousands)                        (unaudited)
Statement of Operations:
Net broadcast revenue...  $ 23,702  $ 32,367  $ 46,109  $ 81,703  $ 155,666  $ 54,795  $ 110,210
Station operating
 expenses...............    13,927    18,848    24,501    44,259     77,280    28,728     54,213
Corporate expenses......     1,793     2,155     2,800     4,380      6,303     2,400      3,998
Depreciation and
 amortization...........     4,262     5,828     8,445    17,073     63,207    12,671     62,375
                          --------  --------  --------  --------  ---------  --------  ---------
Operating income
 (loss).................     3,720     5,536    10,363    15,991      8,876    10,996    (10,376)
Interest expense/(2)/...     7,252     8,910    11,455    15,279     32,407     7,247     30,418
Gain on sale of assets,
 net....................       --        --        --        --         --        --       4,272
Other income (expense),
 net....................       (77)      415       358     2,149     20,084     9,707        --
Income tax (benefit)
 expense/(3)/                  --        --     (1,575)    2,728        804     5,818    (11,942)
                          --------  --------  --------  --------  ---------  --------  ---------
  (Loss) income before
   extraordinary item...    (3,609)   (2,959)      841       133     (4,251)    7,638    (24,580)
Extraordinary loss             --      1,985       --        --         --        --       5,207
                          --------  --------  --------  --------  ---------  --------  ---------
  Net (loss) income.....  $ (3,609) $ (4,944) $    841  $    133  $  (4,251) $  7,638  $ (29,787)
                          ========  ========  ========  ========  =========  ========  =========
Other Data:
Broadcast cash flow.....  $  9,775  $ 13,519  $ 21,608  $ 37,444  $  78,386  $ 26,067  $  55,997
Broadcast cash flow
 margin/(4)/............        41%       42%       47%       46%        50%       48%        51%
EBITDA..................  $  7,982  $ 11,364  $ 18,808  $ 33,289  $  72,271  $ 23,667  $  52,474
EBITDA margin/(4)/......        34%       35%       41%       41%        46%       43%        48%
Cash interest
 expense/(5)/...........  $  4,815  $  4,413  $  7,192  $ 10,762  $  28,581  $  4,756  $  24,788
Capital expenditures....       252     2,035     2,236     3,252      3,665     1,397      2,840
Ratio of earnings to
 fixed charges/(6)/            --        --        --       1.2x        --        --         --



Balance Sheet Data (at period end):
Cash and cash equivalents..........................  $   9,519
Intangible assets, net.............................  1,594,732
Total assets.......................................  1,708,722
Total debt (including current portion and deferred
 interest).........................................    650,057
Total stockholders' equity.........................  1,011,373

-------

/(1)/ Year-to-year comparisons are significantly affected by Radio One's acquisition of various radio stations during the periods covered.


/(2)/ Interest)expense includes non-cash interest, such as the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs.


/(3)/ FromJanuary 1, 1996 to May 19, 1997, Radio One elected to be treated as an
      S corporation for U.S. federal and state income tax purposes and, therefore, generally was not subject to income tax at the corporate level during that period.


/(4)/ Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue. EBITDA margin is defined as EBITDA divided by net broadcast revenue.


/(5)/ Cash interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs, for the indicated period.



/(6)/ Earnings were insufficient to cover fixed charges for the fiscal years ended December 31, 1996, 1997, 1998 and 2000 by approximately $3.6 million, $3.0 million, $700,000 and $4.3 million respectively.

                          DESCRIPTION OF INDEBTEDNESS

Bank Credit Facility

   Our credit agreement provides for a bank credit facility under which we may borrow up to $600.0 million from a group of banking institutions. The credit facility consists of term loans in an amount of up to $350.0 million and revolving credit loans in an amount of up to $250.0 million that may be borrowed on a revolving basis. As of June 30, 2001, we had approximately $350.0 million outstanding under the bank credit facility. Subsequent draw downs of revolving loans under the bank credit facility will be subject to compliance with provisions of the credit agreement, including but not limited to the financial covenants. Borrowings under the bank credit facility may be entirely of Eurodollar Loans, Alternate Base Rate ("ABR") Loans or a combination thereof.

   The term loans have scheduled quarterly amortization payments payable on the last day of each fiscal quarter beginning March 31, 2003, with 15% of the term loans payable in each of 2003 and 2004, 20% payable in 2005, and 25% payable in each of 2006 and 2007, with the final payment due on June 30, 2007. In addition, we are required to prepay the term loans with 100% of the net cash proceeds of certain asset sales and insurance awards (subject to a $10 million exclusion and the right to reinvest such proceeds within specified time periods), 50% of the net cash proceeds of certain equity issuances (but only if the ratio of total debt to EBITDA as of the end of the immediately preceding fiscal quarter exceeds 6.0 to 1.0, and then only to the extent necessary to reduce the ratio of total debt to EBITDA to 6.0 to 1.0), and, if the ratio of total debt to EBITDA exceeds 6.0 to 1.0 as of the end of any fiscal year after December 31, 2002, 50% of excess cash flow for such fiscal year.

   Our ability to borrow revolving loans under the bank credit facility will terminate on June 30, 2007, at which time any outstanding principal together with all accrued and unpaid interest thereon would become due and payable.

   All amounts under the bank credit facility are guaranteed by each of Radio One's direct and indirect restricted subsidiaries. The bank credit facility is secured by a perfected first priority secured interest in: (1) substantially all of the tangible and intangible assets of Radio One and our direct and indirect restricted subsidiaries including, without limitation, any and all FCC licenses to the maximum extent permitted by law, but excluding real estate assets, and (2) all of the common stock of our direct and indirect restricted subsidiaries, including all warrants or options and other similar securities to purchase such securities. Radio One will also grant a security interest in all money (including interest), instruments and securities at any time held or acquired in connection with a cash collateral account established pursuant to the credit agreement, together with all proceeds thereof.

   The interest rates on the borrowings under the bank credit facility are based on the ratio of total debt to EBITDA with a maximum margin above ABR of 1.250% with respect to ABR Loans, and a maximum margin above Eurodollar rate of 2.250% with respect to Eurodollar Loans. Eurodollar Loans is based on a 360-day period for actual days elapsed, and interest on ABR Loans is based on a 365-day period for actual days elapsed. In addition, Radio One will pay a commitment fee based on the average daily amount of the available revolving credit loans commitment computed at a rate per year tied to a leverage ratio in effect for the fiscal quarter preceding the date of payment of such fee. The commitment fee is fully earned and non-refundable and is payable quarterly in arrears on the last business day of each March, June, September and December and on the maturity date of the revolving credit loans.

   The credit agreement contains customary and appropriate affirmative and negative covenants including, but not limited to, financial covenants and other covenants including limitations on other indebtedness, liens, investments, guarantees, restricted payments (dividends, redemptions and payments on subordinated debt), prepayment or repurchase of other indebtedness, mergers and acquisitions, sales of assets, transactions with affiliates and other provisions customary and appropriate for financing of this type, including mutually agreed upon exceptions and baskets. The financial covenants include:

  .  a maximum ratio of total debt to EBITDA of 7.0x;

  .  a maximum ratio of senior debt to EBITDA of 5.0x;

  .  a minimum interest coverage ratio; and

  .  a minimum fixed charge coverage ratio.

   The credit agreement contains the following customary events of default:

  .  failure to make payments when due;

  .  defaults under any other agreements or instruments of indebtedness;

  .  noncompliance with covenants;

  .  breaches of representations and warranties;

  .  voluntary or involuntary bankruptcy or liquidation proceedings;

  .  entrance of judgments;

  .  impairment of security interests in collateral; and

  .  changes of control.

12% Notes Due 2004

   On May 15, 1997, we entered into an approximate $85.0 million aggregate principal amount offering of our 12% Senior Subordinated Notes. The 12% Notes due 2004 were issued pursuant to an indenture, dated as of May 15, 1997 among Radio One, Radio One Licenses, Inc. and United States Trust Company of New York.

   The 12% Notes due 2004 were redeemable at any time and from time to time at the option of Radio One, in whole or in part, on or after May 15, 2001 at the redemption prices set forth in the 12% Notes due 2004, plus accrued and unpaid interest to the date of redemption. We redeemed the 12% Notes due 2004 in whole with proceeds from the offering of the outstanding notes to the initial purchasers.

                              DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Radio One" refers only to Radio One, Inc. and not to any of its subsidiaries.

   Radio One issued the Notes under an Indenture among itself, the Guarantors and The Bank of New York (formerly United States Trust Company of New York), as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

   Any Notes that remain outstanding after completion of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture.

   The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the registration rights agreement are available as set forth below under "-- Additional Information." Unless the context otherwise requires, references in this description to the Notes include the notes originally issued to the initial purchasers in a transaction not subject to the registration requirements of the Securities Act and the exchange notes to be registered under the Securities Act by the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

   The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

 The Notes

   The Notes:

  .  are general unsecured obligations of Radio One;

  . are subordinated in right of payment to all existing and future Senior Debt of Radio One;

  . are pari passu in right of payment with any future senior subordinated Indebtedness of Radio One; and

  .  are unconditionally guaranteed by the Guarantors.

 The Guarantees

   The Notes are guaranteed by all of Radio One's Domestic Subsidiaries.

   Each guarantee of the Notes:

  .  is a general unsecured obligation of the Guarantor;

  . is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

  . is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

   As of June 30, 2001, on a pro forma basis Radio One and the Guarantors would have had total Senior Debt of approximately $531.5 million. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the Notes and under these guarantees will be subordinated to the payment of Senior Debt. The Indenture permits us and the Guarantors to incur additional Senior Debt.

   As of the date of the Indenture, all of our subsidiaries except Satellite One, L.L.C. were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

   The Indenture permits Radio One to issue Notes with a maximum aggregate principal amount of $500.0 million, of which $300.0 million were issued to the initial purchasers. Radio One may issue additional Notes from time to time. Any offering of additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Radio One will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on July 1, 2011.

   Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2002. Radio One will make each interest payment to the Holders of record on the immediately preceding December 15 and June 15.

   Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to Radio One, Radio One will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Radio One elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The trustee will initially act as paying agent and registrar. Radio One may change the paying agent or registrar without prior notice to the Holders of the Notes, and Radio One or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Radio One is not required to transfer or exchange any Note selected for redemption. Also, Radio One is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes is to be redeemed.

Subsidiary Guarantees

   The Notes will be guaranteed by each of Radio One's current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors-- Fraudulent Conveyance Matters."

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Radio One or another Guarantor, unless:

  (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2) either:

       (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental Indenture satisfactory to the trustee; or

       (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

   The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Radio One, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture;

     (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Radio One, if the sale complies with the "Asset Sale" provisions of the Indenture;

     (3) if Radio One designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

     (4) in connection with any transaction whereby a Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the transaction complies with the "Asset Sale Provisions" of the Indenture; or

     (5) upon the discharge or release of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of Radio One and its Restricted Subsidiaries.

See "--Repurchase at the Option of Holders--Asset Sales."

Subordination

   The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of Radio One, including Senior Debt incurred after the date of the Indenture.

   The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for such interest would be allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes or on account of any purchase or redemption or other acquisition on any Note (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein), in the event of any distribution to creditors of Radio One:

     (1) in a liquidation or dissolution of Radio One;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Radio One or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshaling of Radio One's assets and liabilities.

   Neither Radio One nor any Guarantor may make any payment in respect of the Notes or on account of any purchase or redemption or other acquisition of any Note (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) if:

     (1) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other amounts relating to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Radio One or the holders of any Designated Senior Debt.

   Payments on the Notes (including any missed payments) may and will be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived, 179 days after the date on which the applicable Payment Blockage Notice is received, or the date on which the trustee receives notice from or on behalf of the holders of Designated Senior Debt to terminate the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

   If the trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) when the payment is prohibited by these subordination provisions, the trustee or Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

   Radio One must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Radio One, Holders of Notes may recover less ratably than creditors of Radio One who are holders of Senior Debt. See "Risk Factors--Subordination."

   "Designated Senior Debt" means:

     (1) any Indebtedness outstanding under the Credit Agreement; and

     (2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more (or otherwise available under a committed facility) and that has been designated by Radio One or a Guarantor as "Designated Senior Debt."

   "Permitted Junior Securities" means:

     (1) Equity Interests in Radio One or, subject to the provisions of the Credit Agreement, any Guarantor; or

     (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

   "Senior Debt" means:

     (1) all Indebtedness of Radio One or any Guarantor outstanding under the Credit Facility and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of Radio One or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by Radio One;

     (2) any intercompany Indebtedness of Radio One or any of its Restricted Subsidiaries to Radio One or any of its Affiliates;

     (3) any trade payables; or

     (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

   At any time prior to July 1, 2004, Radio One may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Radio One and its Subsidiaries); and

     (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

   Except pursuant to the preceding paragraph, the Notes will not be redeemable at Radio One's option prior to July 1, 2006.

   On or after July 1, 2006, Radio One may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

   Year                                                               Percentage
   ----                                                               ----------
   2006..............................................................  104.438%
   2007..............................................................  102.958%
   2008..............................................................  101.479%
   2009 and thereafter...............................................  100.000%

Mandatory Redemption

   Radio One is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of Notes will have the right to require Radio One to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Radio One will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 10 days following any Change of Control, Radio One will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Radio One will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Radio One will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

   On the Change of Control Payment Date, Radio One will, to the extent lawful:

     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Radio One.

   The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Radio One will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. Radio One will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require Radio One to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Radio One repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   Radio One will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Radio One and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Radio One and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Radio One to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Radio One and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   (A) Radio One will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Radio One (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) the fair market value is determined by Radio One's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

     (3) at least 75% of the consideration received in the Asset Sale by Radio One or such Restricted Subsidiary is in the form of cash or Cash Equivalents except to the extent Radio One is undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

       (a) any liabilities, as shown on Radio One's or such Restricted Subsidiary's most recent balance sheet, of Radio One or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Radio One or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by Radio One or any such Restricted Subsidiary from such transferee that are converted by Radio One or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

   The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

   Notwithstanding the foregoing, Radio One, a Guarantor or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

     (x) Radio One, such Guarantor or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

     (y) the fair market value is determined by Radio One's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

     (z) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash;

   provided that any cash (other than any amount deemed cash under clause
(3)(a) of the preceding paragraph) received by Radio One, such Guarantor or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

   (B) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, provided that (i) such Net Proceeds either singularly or when aggregated with all other Net Proceeds from all Asset Sales consummated since the date of the Indenture exceed $10,000,000; and (ii) the Leverage Ratio as of the end of the fiscal quarter immediately prior to the date on which such application of such Net Proceeds would otherwise be required is greater than 6.00 to 1.00, and then only to the extent necessary to reduce the Leverage Ratio to 6.00 to 1.00, Radio One, such Guarantor or such Restricted Subsidiary may apply those Net Proceeds at its option:

     (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make capital expenditures; or

     (4) to acquire other assets that are used or useful in a Permitted
  Business.

   Pending the final application of any Net Proceeds, Radio One may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Radio One will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Radio One may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

   (C) Radio One will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Radio One will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

   The agreements governing Radio One's outstanding Senior Debt currently prohibit Radio One from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to Radio One would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Radio One becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Radio One is prohibited from purchasing Notes, Radio One could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Radio One does not obtain such a consent or repay such borrowings, Radio One will remain prohibited from purchasing Notes. In such case, Radio One's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

   If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

     (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

   No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

   Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Radio One's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Radio One or any of its Restricted Subsidiaries) or to the direct or indirect holders of Radio One's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Radio One and other than dividends or distributions payable to Radio One or a Restricted Subsidiary of Radio One);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Radio One) any Equity Interests of Radio One or any direct or indirect parent of Radio One (other than any such Equity Interests owned by Radio One or a Restricted Subsidiary);

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (except for payments into a trust within one year of the stated maturity of any such Subordinated Indebtedness which payments effect a defeasance or discharge of such Indebtedness); or

     (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

     (2) Radio One would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Radio One and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (2), (3), (4), (5), (7), (9), (11) and (12) of the next succeeding paragraph) is less than the sum, without duplication of:

       (a) (i) 100% of the aggregate Consolidated Cash Flow of Radio One (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning April 1, 2001 and ending on the last day of Radio One's most recent calendar month for which financial information is available to Radio One ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (ii) 1.4 times Consolidated Interest Expense for the same period, plus

       (b) 100% of the aggregate net proceeds (including the fair market value of property other than cash or Cash Equivalents) received by Radio One since the date of the Indenture from the issue or sale of Equity Interests of Radio One (other than Disqualified Stock), or of Disqualified Stock or debt securities of Radio One that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

       (c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of such Subsidiary as of the date of such redesignation, plus

       (d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after the issue date whether through interest payments, principal payments, dividends or other distributions, plus

       (e) the net cash proceeds received by Radio One or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (4) above (other than to a Restricted Subsidiary), plus

       (f) $15.0 million.

   The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Radio One or any Guarantor or of any Equity Interests of Radio One in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Radio One) of, Equity Interests of Radio One (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause
  (3) (b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Radio One or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary of Radio One to the holders of its common Equity Interests on a pro rata basis;

     (5) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on Existing Preferred Stock in accordance with the terms thereof;

     (6) loans to members of management of Radio One or any Restricted Subsidiary, the proceeds of which are used for a concurrent purchase of Equity Interests of Radio One or a capital contribution to Radio One (provided that the proceeds from such purchase of Equity Interests or capital contribution shall be excluded from the calculation of amounts under clause (3) above), provided that such loans shall be included in the calculation of the amount of Restricted Payments from and after such time;

     (7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Radio One or any Restricted Subsidiary of Radio One or the payment of a dividend to any Restricted Subsidiary of Radio One to effect the repurchase, redemption, acquisition or retirement of Radio One or its Restricted Subsidiary's Equity Interests, that are held by any member or former member of Radio One's (or any of the Restricted Subsidiaries') management, or by any of their respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $1,000,000 in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (b) the net cash proceeds to Radio One and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests of Radio One or its Restricted Subsidiaries (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of the proceeding paragraph) and the net cash proceeds to Radio One and its Restricted Subsidiaries of any "key man" life insurance proceeds; provided that the cancellation of Indebtedness owing to Radio One and its Restricted Subsidiaries from members of management shall not be deemed Restricted Payments;

     (8) payment of the dividends on Disqualified Stock the incurrence of which was permitted by the Indenture;

     (9) repurchases of Equity Interests deemed to occur upon the exercise of stock options;

     (10) the retirement of any shares of Disqualified Stock of Radio One by conversion into, or by exchange for, shares of Disqualified Stock of Radio One, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Radio One) of other shares of Disqualified Stock of Radio One, provided that the Disqualified Stock of Radio One that replaces the retired shares of Disqualified Stock of Radio One shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of Radio One;

     (11) repurchases of Equity Interests of Radio One in open market purchases, provided that the aggregate amount expended for such repurchases shall not exceed $40.0 million; and

     (12) redemption of the Existing Preferred Stock in accordance with the terms thereof, provided that either (i) after giving pro forma effect to such redemption, the Leverage Ratio is 4.00 to 1.00 or lower, or (ii) such redemption is funded with the net cash proceeds of one or more Equity Offerings (so long as such redemption occurs within 180 days of the date of the closing of such Equity Offering).

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Radio One or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   Radio One and the Guarantors will not, and will not permit any of their Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Radio One or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if Radio One's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Radio One for which internal financial statements are available, would have been no greater than 7.0 to 1.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by Radio One and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Radio One and its Subsidiaries thereunder) not to exceed $600.0 million less the aggregate amount applied by Radio One and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under the Credit Facility pursuant to the covenant described under the caption "--Repurchase as the Option of Holders--Asset Sales";

     (2) the incurrence by Radio One and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by Radio One and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture;

     (4) the incurrence by Radio One or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

     (5) the incurrence by Radio One or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace

  Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (12) of this paragraph;

     (6) the incurrence by Radio One or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Radio One and any of its Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Radio One or a Subsidiary of Radio One and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Radio One or a Restricted Subsidiary of Radio One will be deemed, in each case, to constitute an incurrence of such Indebtedness by Radio One or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the incurrence by Radio One or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging
  (x) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (y) currency exchange rate risk in ordinary course of business;

     (8) the guarantee by Radio One of Indebtedness of any Restricted Subsidiary of Radio One that was permitted to be incurred by another provision of this covenant;

     (9) the guarantee by any Restricted Subsidiary of Indebtedness of Radio One or any Guarantor that was permitted to be incurred by another provision of this covenant;

     (10) Indebtedness incurred by Radio One or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (11) Obligations in respect of performance and surety bonds and completion guarantees provided by Radio One or any of its Restricted Subsidiaries in the ordinary course of business;

     (12) Acquisition Debt of Radio One or any Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Radio One or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from Radio One to the Trustee (an "Incurrence Notice") within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Radio One or such Restricted Subsidiary, which notice shall be executed on Radio One's behalf by the chief financial officer of Radio One in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, Radio One or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture as of the date upon which Radio One delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);

     (13) guarantees by Radio One or any Restricted Subsidiary of Indebtedness of officers of Radio One or any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

     (14) the incurrence by Radio One's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Radio One that was not permitted by this clause (14); and

     (15) the incurrence by Radio One or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $20.0 million.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Radio One will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause
(1) of the definition of Permitted Debt.

 No Senior Subordinated Debt

   Radio One will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Radio One and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

 Liens

   Radio One will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to Radio One or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Radio One or any of its Restricted Subsidiaries;

     (2) make loans or advances to Radio One or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Radio One or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

     (2) the Indenture, the Notes and the Subsidiary Guarantees;

     (3) applicable law, rule, regulation or order;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Radio One or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions only on that property of the nature described in clause (3) of the preceding paragraph;

     (7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

   Radio One may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Radio One is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Radio One and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) Radio One is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Radio One) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than Radio One) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Radio One under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) Radio One or the Person formed by or surviving any such consolidation or merger (if other than Radio One), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Radio One's Leverage Ratio immediately prior to the transaction.

   The preceding clause (4) will not prohibit: (a) a merger between Radio One and one of Radio One's Wholly Owned Restricted Subsidiaries; or (b) a merger between Radio One and one of Radio One's Affiliates incorporated solely for the purpose of reincorporating in another state of the United States.

   In addition, Radio One may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Radio One and any of its Wholly Owned Restricted Subsidiaries.

 Transactions with Affiliates

   Radio One will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to Radio One or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Radio One or such Restricted Subsidiary with an unrelated Person; and

     (2) Radio One delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement entered into by Radio One or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Radio One or such Subsidiary;

     (2) transactions between or among Radio One and/or its Restricted Subsidiaries;

     (3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors employees and consultants who are not otherwise Affiliates of Radio One;

     (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Radio One;

     (5) transactions under any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to Radio One and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture;

     (6) services provided to any Unrestricted Subsidiary of Radio One in the ordinary course of business, which the Board of Directors has determined, pursuant to a resolution thereof, that such services are provided on terms at least as favorable to Radio One and its Restricted Subsidiaries as those that would have been obtained in a comparable transaction with an unrelated Person; and

     (7) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

 Additional Subsidiary Guarantees

   If Radio One or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, excluding all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Radio One and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by Radio One. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

   Radio One will not, and will not permit any of its Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Radio One to any Person (other than Radio One or a Wholly Owned Restricted Subsidiary of Radio One), unless:

     (1) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

     (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

   In addition, Radio One will not permit any Wholly Owned Restricted Subsidiary of Radio One to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Radio One or a Wholly Owned Restricted Subsidiary of Radio One.

 Payments for Consent

   Radio One will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

   Whether or not required by the SEC so long as any Notes are outstanding, Radio One will furnish to the Holders of Notes, within the time periods specified in the SEC's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Radio One were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Radio One's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Radio One were required to file such reports.

   If Radio One or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, a reasonably detailed summary of financial condition and results of operations of the Unrestricted Subsidiaries containing line items substantially consistent with those contained in the summary section of this prospectus.

   In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Radio One will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Radio One has agreed that, for so long as any Notes remain outstanding, it they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

     (2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

     (3) failure by Radio One or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control;"

     (4) failure by Radio One or any of its Restricted Subsidiaries for 30 days after notice from the trustee or holders of at least 25% in principal amount of the Notes to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants-- Merger, Consolidation or Sale of Assets;"

     (5) failure by Radio One or any of its Restricted Subsidiaries for 60 days after notice from the trustee or holders of 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Radio One or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Radio One or any of its Restricted

  Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

       (a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof (a "Payment Default"), or

       (b) results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (7) failure by Radio One or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

     (8) except as permitted by the Indenture, any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Significant Subsidiary that is a Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

     (9) certain events of bankruptcy or insolvency described in the Indenture with respect to Radio One or any of its Restricted Subsidiaries.

   In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

     (1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Radio One, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the Notes to be due and payable immediately.

   Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Radio One with the intention of avoiding payment of the premium that Radio One would have had to pay if Radio One then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Radio One with the intention of avoiding the prohibition on redemption of the Notes prior to July 1, 2006, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   Radio One is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Radio One is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Radio One, any Subsidiary of Radio One, or any Guarantor, as such, will have any liability for any obligations of Radio One or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   Radio One may, at its option and at any time elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

     (2) Radio One's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and Radio One's and the Guarantors' obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

   In addition, Radio One may, at its option and at any time, elect to have the obligations of Radio One and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Radio One must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Radio One must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, Radio One has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Radio One has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Radio One has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Radio One or any of its Restricted Subsidiaries is a party or by which Radio One or any of its Restricted Subsidiaries is bound;

     (6) Radio One must deliver to the trustee an officers' certificate stating that the deposit was not made by Radio One with the intent of preferring the Holders of Notes over the other creditors of Radio One with the intent of defeating, hindering, delaying or defrauding creditors of Radio One or others; and

     (7) Radio One must deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

   The Credit Agreement restricts Radio One's ability to effect a Legal Defeasance or a Covenant Defeasance.

Amendment, Supplement and Waiver

   Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any Note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any Note payable in money other than that stated in the Notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

     (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

   In addition, (x) any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes or (y) the release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

   Notwithstanding the preceding, without the consent of any Holder of Notes, Radio One, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of Radio One's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Radio One's assets;

     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

     (6) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

     (7) to allow any Guarantor to execute a supplemental Indenture and/or a Guarantee with respect to the Notes.

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

     (1) either:

       (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Radio One, have been delivered to the trustee for cancellation; or

       (b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Radio One or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Radio One or any Guarantor is a party or by which Radio One or any Guarantor is bound;

     (3) Radio One or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

     (4) Radio One has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Radio One must deliver an officers' certificate and an opinion of counsel, which may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the trustee becomes a creditor of Radio One or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, Attention:
Investor Relations, or by sending an email message to invest@radio-one.com.

Book-Entry, Delivery and Form

   The Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes also have been offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

   Rule 144A Notes initially were represented by one or more Notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially were represented by one or more temporary Notes in registered, global form without interest coupons (collectively, the

"Regulation S Temporary Global Notes"). The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering to the initial purchasers and the closing of the offering to the initial purchasers (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Temporary Global Notes were permitted to be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in
DTC), unless transferred to a person that took delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Notes" (the Regulation S Global Notes and Rule 144A Global Notes, collectively being the "Global Notes")) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "-- Exchanges between Regulation S Notes and Rule 144A Notes."

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

   Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend. Regulation S Notes will also bear the legend. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

   The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Radio One takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

   DTC has advised Radio One that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised Radio One that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

   Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

   Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Radio One and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Radio One, the trustee nor any agent of Radio One or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised Radio One that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect

Participants and will not be the responsibility of DTC, the trustee or Radio One. Neither Radio One nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Radio One and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Subject to applicable transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

   DTC has advised Radio One that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Radio One nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

     (1) DTC (a) notifies Radio One that it is unwilling or unable to continue as depositary for the Global Notes and Radio One fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) Radio One, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

   Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

     (1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

     (2) the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

       (a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

       (b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

       (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

   Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

   Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Payments; Certifications by Holders of the Regulation S Temporary Global Notes

   A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Notes is either not a United States Person (as defined below) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act (the "Regulation S Certificate"), and Euroclear or Clearstream, as the case may be, must provide to the trustee (or the paying agent if other than the trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

   "U.S. Person" means

     (1) any individual resident in the United States;

     (2) any partnership or corporation organized or incorporated under the laws of the United States;

     (3) any estate of which an executor or administrator is a United States Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets);

     (4) any trust of which any trustee is a United States Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler if the trust is revocable) is a United States Person);

     (5) any agency or branch of a foreign entity located in the United
  States;

     (6) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Person;

     (7) any discretionary or similar account (other than an estate or trust) held by a dealer of other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person);

     (8) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a United States Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" will not include:

       (a) a branch or agency of a United States Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business;

       (b) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country; and

       (c) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

Same Day Settlement and Payment

   Radio One will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Radio One will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Radio One expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Radio One that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Acquisition Debt" means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing radio broadcasting business or station or (y) finance an LMA (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Radio One and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of Radio One's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of $1.0 million or less;

     (2) a transfer of assets between or among Radio One and its Subsidiaries;

     (3) an issuance of Equity Interests by a Subsidiary to Radio One or to another Subsidiary;

     (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

     (5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

     (6) foreclosures on assets;

     (7) the disposition of equipment no longer used or useful in the business of such entity;

     (8) the sale or other disposition of cash or Cash Equivalents;

     (9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments;" and

     (10) the licensing of intellectual property.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

   "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of such Person serving a similar function.

   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facility or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Radio One and its Restricted Subsidiaries, taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of Radio One;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Radio One, measured by voting power rather than number of shares; or

     (4) the first day on which a majority of the members of the Board of Directors of Radio One are not Continuing Directors.

   "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss, together with any related provision for taxes, realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale (including any sale and leaseback transaction), or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to obligations with respect to any sale and leaseback transaction, all fees, including but not limited to agency fees, letter of credit fees, commitment fees, commissions, discounts and other fees and charges incurred in respect of Indebtedness and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including non-cash employee and officer equity compensation expenses, amortization of goodwill and other intangibles, amortization of programming costs and barter expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

     (5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

     (6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

     (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

     (8) cash payments related to non-cash charges that increased
  Consolidated Cash Flow in any prior period; minus

     (9) barter revenues,

   in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Radio One will be added to Consolidated Net Income to compute Consolidated Cash Flow of Radio One only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Radio One by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of:

     (1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

     (2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

     (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

     (4) the product of:

       (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of the Restricted Subsidiaries, times

       (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or a Restricted Subsidiary of the Person;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

     (4) the cumulative effect of a change in accounting principles will be excluded.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Radio One who:

     (1) was a member of or nominated to such Board of Directors on the date of the Indenture; or

     (2) was nominated for election by either (a) one or more of the Principals or (b) the Board of Directors of Radio One, a majority of whom were members of or nominated to the Board of Directors on the date of the Indenture or whose election or nomination for election was previously approved by one or more of the Principals beneficially owning at least 25% of the Voting Stock of Radio One (determined by reference to voting power and not number of shares held) or such directors.

   "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of July 17, 2000, by and among Radio One, the guarantors party thereto, Bank of America, N.A., as administrative agent and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount).

   "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including any increase in principal amount).

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Radio One to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Radio One may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Domestic Subsidiary" means any Restricted Subsidiary of Radio One that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Radio One.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means an offering of Capital Stock (other than Disqualified Stock) of Radio One or one of its Subsidiaries, the net proceeds of which are contributed to Radio One, in each case to any Person that is not an Affiliate of Radio One, which offering results in at least $25.0 million of net aggregate proceeds to Radio One.

   "Existing Indebtedness" means Indebtedness of Radio One and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

   "Existing Preferred Stock" means the 6 1/2% Convertible Preferred Remarketable Term Income Deferrable Equity Securities of Radio One pursuant to the Certificate of Designations filed with the State of Delaware on July 13, 2000, as in effect on the date of the Indenture.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Guarantors" means each of:

     (1) Radio One's Restricted Subsidiaries on the date of the Indenture;
  and

     (2) any other subsidiary of Radio One that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary; and, provided further, in no event shall the Existing Preferred Stock (including all accrued dividends thereon) be deemed Indebtedness.

   The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Radio One or any Subsidiary of Radio One sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Radio One such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Radio One, Radio One will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Leverage Ratio" means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of Radio One and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of Radio One and preferred stock of the Restricted Subsidiaries (except preferred stock issued to Radio One or a Restricted Subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of Radio One for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the "Reference Period").

   For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of Radio One and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (12) of the definition of Permitted Debt), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (12) of the definition of Permitted Debt), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Radio One reasonably anticipates in good faith if Radio One delivers to the Trustee an officer's certificate executed by the chief financial or accounting officer of Radio One certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "LMA" means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a radio station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a radio station or (iii) manages a portion of the operations of a radio station.

   "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by Radio One or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to

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such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and
(iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither Radio One, the Guarantors, nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute
  Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Radio One, the Guarantors, or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

   "Permitted Asset Swap" means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful to the business of such aforementioned Person.

   "Permitted Business" means any business engaged in by Radio One or its Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

   "Permitted Investments" means:

     (1) any Investment in Radio One or in a Restricted Subsidiary;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by Radio One or any Restricted Subsidiary in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of Radio One; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Radio One or a Restricted Subsidiary;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales;"

     (5) any acquisition of assets (including Investments in Unrestricted Subsidiaries) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Radio One;

     (6) notes and accounts receivable incurred in the ordinary course of business and any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of

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  reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

     (7) Hedging Obligations;

     (8) guarantees of loans to management incurred pursuant to clause (13) of the definition of Permitted Debt;

     (9) loans and advances to employees of Radio One or any Restricted Subsidiary in the ordinary course of business not in excess of $10,000,000 in aggregate principal amount at any time outstanding; or

     (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $30.0 million.

   "Permitted Liens" means:

     (1) Liens of Radio One and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

     (2) Liens in favor of Radio One or the Guarantors;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Radio One or any Restricted Subsidiary of Radio One; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Radio One or the Subsidiary;

     (4) Liens on property existing at the time of acquisition of the property by Radio One or any Restricted Subsidiary of Radio One, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (7) Liens existing on the date of the Indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

     (9) Liens incurred in the ordinary course of business of Radio One or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

     (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

     (11) Liens to secure Indebtedness that is pari passu in right of payment with the Notes, provided that the Notes are equally and ratably secured thereby;

     (12) Liens securing Permitted Refinancing Indebtedness where the liens securing indebtedness being refinanced were permitted under the Indenture;

     (13) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

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

     (14) any interest or title of a lessor under any Capital Lease
  Obligation;

     (15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

     (16) Liens encumbering deposits made to secure statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

     (17) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

     (18) leases or subleases granted to others;

     (19) Liens under licensing agreements;

     (20) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (21) judgment Liens not giving rise to an Event of Default;

     (22) Liens encumbering property of Radio One or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen, and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Radio One or a Restricted Subsidiary in accordance with GAAP; and

     (23) Liens encumbering property of Radio One or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of Radio One or a Restricted Subsidiary.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Radio One or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Radio One or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by Radio One or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Principals" means Catherine L. Hughes and Alfred C. Liggins, III.

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

   "Related Party" means:

     (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" all current and future Domestic Subsidiaries of Radio One, other than Unrestricted Subsidiaries.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

   "Unrestricted Subsidiary" means any Subsidiary of Radio One that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such
Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Radio One or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Radio One or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Radio One;

     (3) is a Person with respect to which neither Radio One nor any of the Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Radio One or any of the Restricted Subsidiaries.

   Any designation of a Subsidiary of Radio One as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If,

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

at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," Radio One will be in default of such covenant. The Board of Directors of Radio One may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is limited to the tax consequences of those persons who are original beneficial owners of the Notes, who purchase Notes at their original issue price and who hold such Notes as capital assets within the meaning of Section 1221 of the Code ("Holders"). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar or persons in special situations, such as those who have elected to mark securities to market, or those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

   This summary is for general information only. Prospective purchasers of the Notes are urged to consult their tax advisors concerning the United States federal income and other tax consequences to them of acquiring, owning, and disposing of the Notes, as well as the application of state, local and foreign income and other tax laws.

U.S. Federal Income Taxation of U.S. Holders

   The following summary is limited to the U.S. federal income tax consequences relevant to a Holder that is (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or in the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust (a "U.S. Holder").

   A "Non-U.S. Holder" is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

   A partnership for United States federal income tax purposes is not subject to the income tax on income derived from holding the Notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or non-U.S. Holders depending on whether (i) the partner is a United States or a non-U. S. person, and (ii) the partnership is or is not engaged in a United States trade or business to which income or gain from the Notes is effectively connected. If you are a partner of a partnership acquiring the Notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the Notes.

 Payments of Interest

   Interest paid on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

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

   We are required to furnish to the IRS, and will furnish annually to record holders of Notes, information with respect to interest accruing during the calendar year.

 Disposition of Notes

   Upon the sale, exchange, redemption or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder.

   Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than 12 months. The maximum federal long-term capital gain rate is 20% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to limitations.

 Exchange Offer

   The exchange of Notes for registered notes in the exchange offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of a registered note in exchange for Notes in the exchange offer, the U.S. Holder's basis in the registered note received in the exchange offer will be the same as its basis in the corresponding Note immediately before the exchange and the U.S. Holder's holding period in the registered note will include its holding period in the original note.

   We are obligated to pay additional interest on the Notes under certain circumstances described under "Exchange Offer; Registration Rights." Although the matter is not free from doubt, such additional interest should be taxable as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion may be different from that described above. U.S. Holders should consult their own tax advisors about payments of additional interest.

U.S. Federal Income Taxation of Non-U.S. Holders

 Payments of Interest

   Subject to the discussion of backup withholding below, payments of principal and interest on the Notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

     (1) the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

     (2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership;

     (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

     (4) either (A) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof (the "Portfolio Interest Exemption").

   If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides us or our agent, as the case may be, with a properly executed:

     (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty (a "Treaty Exemption") or

     (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is U.S. trade or business income to the beneficial owner.

   The certification requirement described above also may require a non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that:

     (1) the certification described above be provided by the partners and

     (2) the partnership provide certain information, including a United States taxpayer identification number.

   Further, a look-through rule will apply in the case of tiered partnerships.

   We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

   If interest on the Note is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits.

 Disposition of Notes

   No withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a Note.

   A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of a Note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, or (c) such gain or income is effectively connected with a U.S. trade or business.

 Exchange of Notes

   The exchange of Notes for registered notes in the exchange offer will not constitute a taxable event for a Non-U.S. Holder.

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Information Reporting and Backup Withholding

 U.S. holders

   For each calendar year in which the Notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

   In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium or liquidated damages, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

 Non-U.S. Holders

   Under current Treasury Regulations, United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-U.S. Holder if the statement described in "U.S. Federal Income Taxation of Non-United States Holders--Payments of Interest" is duly provided by such Holder or the Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a United States person or that the conditions of any claimed exemption are not satisfied.

   Generally, information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), unless the broker is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii), or (iv) of the preceding sentence may be subject to backup withholding tax, and will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in "U.S. Federal Income Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption.

                                       71
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                              PLAN OF DISTRIBUTION

   Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of (i) 180 days from the date of this prospectus and (ii) the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis, a partnership that includes professional corporations, Washington, DC.

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

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial statements of Radio One, Inc. and subsidiaries as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of selected operations of Clear Channel Communications as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of selected operations of AMFM, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of Blue Chip Broadcasting, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Blue Chip Broadcasting Company and subsidiary as of December 31, 1998, and for the year then ended incorporated by reference in this prospectus have been audited by Clark, Schaefer, Hackett & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                           INCORPORATION BY REFERENCE

   The SEC permits us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the initial filing date of the registration statement of which this prospectus is a part, and prior to the effectiveness of that registration statement, will automatically update and supersede this information. We have filed the following documents with the SEC and incorporate in this prospectus by reference:

  . our Amended Annual Report on Form 10-K for the year ended December 31, 2000 filed on August 7, 2001;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

  .  our Definitive Proxy Statement on Form DEF 14A filed on April 26, 2001;
     and

  . our Current Reports on Form 8-K filed on April 9, 2001, April 18, 2001, May 4, 2001, May 16, 2001, August 3, 2001, August 6, 2001, August 13,
     2001 and August 24, 2001.

   We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. Statements contained in documents incorporated or deemed to be incorporated by reference after the initial filing date of the registration statement of which this prospectus is a part will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

   If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Investor Relations, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, or to our e-mail address: invest@radio-one.com. Our telephone number is (301) 306-1111.

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

   We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

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                                  $300,000,000

                         [Radio One LOGO Appears Here]

                         Offer to Exchange $300,000,000
              8 7/8% Senior Subordinated Notes due 2011, Series B
                          for any and all outstanding
                   8 7/8% Senior Subordinated Notes due 2011

                                   PROSPECTUS
                                October 10, 2001


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